Exhibit 10.3

Name:	XXX

PID:	XXX

NOTICE OF GRANT OF STOCK OPTIONS WITH

TANDEM STOCK APPRECIATION RIGHTS

The Management Development and Compensation Committee of the Board of Directors (the “Committee”) of Parker-Hannifin Corporation (the “Company”) has granted to you, under the Company’s 2003 Stock Incentive Plan (the “Plan”), stock options (“Options”) with tandem stock appreciation rights (“SARs”) with respect to the number of common shares of the Company (“Common Shares”) set forth below. Your Options/SARs under this grant have a grant price (“Grant Price”) that is 100% of the fair market value (the “Fair Market Value”) of the Common Shares, which is taken as the reported closing price of the Common Shares on the New York Stock Exchange-Composite Transactions on the date of the grant. This grant will expire at the time indicated below unless an earlier lapse date (“Lapse Date”) applies due to one of the status changes described in this notice.

Grant Date:	XX/XX/XX

No. of Shares to Which Options/SARs Apply:	XXX

Grant Price:	$XX.XX

Expiration Date:	XX/XX/XX, at 4:00 PM

Each Option granted hereunder entitles you to purchase the Common Shares covered by the option at the Grant Price. Each SAR granted hereunder entitles you to receive the increase in value (the “Appreciation”) of one Common Share from the grant date to the date the SAR is exercised with respect to all or any portion of the Common Shares.

You may exercise all or any portion of this grant as either Options or SARs but not both. The exercise of any portion of the grant as Options automatically cancels the corresponding SARs, and the exercise of any portion of the grant as SARs automatically cancels the corresponding Options.

SAR Calculation. Upon the exercise of an SAR, the Appreciation shall be paid to you in Common Shares having a value equivalent to the Appreciation determined in the manner described below. The Company reserves the right to settle the Appreciation in cash in lieu of Common Shares, at its sole election. Appreciation shall be calculated by subtracting the Grant Price from the last determinable Fair Market Value of the Common Shares (which shall be the Fair Market Value on the day prior to exercise, referred to hereafter as the “Prior Day’s Close”) and multiplying the result by the number of SARs exercised. To determine the number of Common Shares to be issued upon settlement, the Appreciation shall be divided by the Prior Day’s Close, and fractional shares shall be rounded down to the nearest whole share with no cash consideration being paid for the fractional remainder.

Vesting Period. While you are an active employee, this grant shall vest as follows:

[Vesting Schedule]

provided, however, in the event of a Change in Control of the Company (as defined in the Plan), all of the Options/SARs granted hereunder shall immediately vest and become exercisable.

If your continuous full-time employment is terminated at any time prior to a vesting date as a result of retirement, permanent disability or death, any unvested Options/SARs shall continue to vest according to the schedule set forth above.

Following vesting, your Options/SARs are exercisable in accordance with the terms hereof only while you are a full-time employee of the Company or one of its Subsidiaries at any time until the Expiration Date or Lapse Date as to all or any portion of the Common Shares subject to the vested Options/SARs. Vested Options/SARs may also be exercised upon termination of full-time employment in accordance with the specific status change rules set forth below.

Effect of Status Changes. If your continuous full-time employment is terminated at any time prior to a vesting date for any reason other than death, permanent disability or retirement under the applicable retirement plan or policy of the Company, any unvested Options/SARs at such date of termination shall lapse immediately upon termination.

Vested Options/SARs may be exercised in whole or in part after termination of full-time employment before the Lapse Date shown in the right-hand column corresponding to the described status change:

Status Change	Lapse Date
(A) Permanent Disability or Retirement. If the termination of full-time employment is due to permanent disability or to retirement under the applicable retirement plan or policy of the Company or a Subsidiary.	Expiration Date
(B) Death. In the event of your death, if exercised by the executor or administrator of your estate (or if your estate has already been probated, the beneficiary who has inherited the Options/SARs).	The earlier of: Two (2) years after the date of death or the Expiration Date.
(C) Termination. If the termination of full-time employment is due to any other reason except your permanent disability or retirement as specified in (A) above, or your death as specified in (B) above.	The earlier of: Three (3) months from the date of termination or the Expiration Date

Exercise and Settlement Procedures. To exercise any portion of this grant, you shall be required to complete and deliver a notice of exercise in the prescribed format to the Company for processing on the Exercise Date. The Exercise Date shall be deemed to be the first business day on which the Company receives, prior to the established cut-off time, (i) the notice of exercise and (ii) if the grant is being exercised as Options, the exercise price which may be paid in cash or with other Common Shares of the Company. If you tender Common Shares of the Company to satisfy the exercise price, such shares will be valued at the Prior Day’s Close.

To settle the exercise of the Options/SARs, the Company will instruct its stock transfer agent to issue to you the net number of Common Shares you are entitled to receive. If any portion of the grant is exercised as SARs, the Company may, in its sole discretion, alternatively elect to settle in cash, in which case the Company will pay you the appropriate dollar amount in settlement thereof.

Automatic Self-Exercise Prior to Expiration. If any vested portion of this grant has a positive value but remains unexercised on the business day preceding the Expiration Date or a Lapse Date, such grant remainder shall automatically self-exercise as SARs on the Expiration Date to prevent forfeiture.

Compensation and Payment of Income Withholding Taxes. If you are a U.S. citizen, you do not realize income upon the grant of these Options/SARs. In certain foreign countries, however, you may be taxed upon grant. In any year in which you exercise a part or all of such Options/SARs, the excess of the fair market value of the Common Shares on the Exercise Date over the Grant Price will be taxed as compensation at ordinary income rates and you will be subject to U.S. or foreign income tax withholding, as applicable. For U.S. citizens, such withholding shall include federal, state, local, FICA, Medicare, or other statutorily-required taxes (“Taxes”). Such Taxes must be paid to the Company at the time of exercise by surrendering to the Company a portion of the Common Shares received in settlement upon exercise. If, however, the Company elects to settle the exercise of SARs in cash instead of stock, the Taxes due upon exercise shall be deducted from the cash settlement prior to payment.

Tax Withholding Calculation. The Company will withhold for Taxes the number of shares having an aggregate value based on the Prior Day’s Close at least equal to the amount required to be withheld by law. If the value of the withheld shares exceeds the withholding tax amount due, such excess (which will be less than the value of one Common Share) shall be credited to federal income tax withholding.

Reloadability. If you (or a permitted transferee as provided below) tender Common Shares of the Company to satisfy the exercise price on an Option, you will receive one (1) restorative or “reload” grant of SARs effective on the Exercise Date equivalent to the number of Common Shares surrendered to satisfy the exercise price (the “Reload SARs”). The Reload SARs will have a Grant Price equal to the Fair Market Value of the Common Shares on the Exercise Date. Except as otherwise specified herein, no Reload SARs may be exercised (a) prior to the completion of one (1) year of continuous full-time employment following the Exercise Date; and (b) unless you have retained ownership of the Common Shares resulting from the Option exercise on the Exercise Date (less a sufficient number of Common Shares to satisfy withholding tax obligations) for a period of one (1) year from the Exercise Date. No more than one (1) grant of Reload SARs shall be made hereunder. All other terms and conditions of the Reload SARs will be identical to those contained herein, including without limitation the expiration and termination of the Reload SARs.

Transferability. Your Options/SARs are not transferable (other than by will or the laws of descent and distribution) except to (a) your spouse, children or grandchildren, (b) one or more trusts for the benefit of such family members; or (c) partnerships in which such family members are the only partners; provided, however, that you do not receive any consideration for the transfer. Any transferred Options/SARs shall continue to be subject to the same terms and conditions that were applicable immediately prior to its transfer (except that such transferred Options/SARs shall not be further transferable by the transferee inter vivos).

Detrimental Activity. If you engage in any Detrimental Activity (as hereinafter defined), the Committee has the right to cancel this grant if unexercised or require repayment to the Company of any compensation received (in the form of cash or Common Shares) as a result of the exercise of any portion of this grant. Detrimental Activity, as defined in the Plan, means activity that is determined in individual cases, by the Committee or its express delegate, to be detrimental to the interests of the Corporation or a Subsidiary, including without limitation (i) the rendering of services to an organization, or engaging in a business, that is, in the judgment of the Committee or its express delegate, in competition with the Corporation; (ii) the disclosure to anyone outside of the Corporation, or the use for any purpose other than the Corporation’s business, of confidential information or material related to the Corporation, whether acquired by the Grantee during or after employment with the Corporation; (iii) fraud, embezzlement, theft-in-office or other illegal activity; or (iv) a violation of the Corporation’s Code of Ethics.

All Terms Herein Subject to the Plan. The grant of your Options/SARs hereunder is at all times subject to all other terms, conditions and provisions of the Plan (and any rules or procedures adopted thereunder by the Committee) to the extent not specifically addressed herein. All initially capitalized terms, to the extent not otherwise defined herein, shall have the meaning ascribed to such terms in the Plan. In the event of a conflict between the terms of the Plan and this grant letter, the Plan shall prevail.

Please confirm your receipt of this letter by clicking on the “Accept” button below. Failure to acknowledge receipt of this letter will jeopardize your ability to exercise the Options/SARs granted herein.

Sincerely yours,

Thomas A. Piraino, Jr.

Vice President, General Counsel and Secretary